UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)


                                Axesstel, Inc.
                                --------------
                               (Name of Issuer)


                   Common Stock, $.0001 par value per share
                   ----------------------------------------
                        (Title of Class of Securities)


                                  05459T10-1
                                  ----------
                                (CUSIP Number)


                                June 20, 2006
                                -------------
           (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           [x]	Rule 13d-1(b)
           [x]	Rule 13d-1(c)
           [ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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
CUSIP No. 05459T10-1              SCHEDULE 13G                Page 2 of 12


 1   Name of Reporting Person          STEPHENS INVESTMENT MANAGEMENT, LLC

     IRS Identification No. of Above Person                     37-1453825

 2   Check the Appropriate Box if a member of a Group              (a) [ ]

                                                                   (b) [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of Organization                         DELAWARE

   NUMBER OF       5    Sole Voting Power                        2,756,500
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                   2,756,500
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9   Aggregate Amount Beneficially Owned by Each Reporting       2,756,500
     Person

 10  Check Box if the Aggregate Amount in Row (9) Excludes             [ ]
     Certain Shares

 11  Percent of Class Represented by Amount in Row 9                 12.2%

 12  Type of Reporting Person                                           IA


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CUSIP No. 05459T10-1              SCHEDULE 13G                Page 3 of 12


 1   Name of Reporting Person                 NANOCAP QUALIFIED FUND, L.P.

     IRS Identification No. of Above Person                     90-0172640

 2   Check the Appropriate Box if a member of a Group              (a) [ ]

                                                                   (b) [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of Organization                         DELAWARE

   NUMBER OF       5    Sole Voting Power                        1,250,576
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                   1,250,576
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9   Aggregate Amount Beneficially Owned by Each Reporting       1,250,576
     Person

 10  Check Box if the Aggregate Amount in Row (9) Excludes             [ ]
     Certain Shares

 11  Percent of Class Represented by Amount in Row 9                  5.5%

 12  Type of Reporting Person                                           PN


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CUSIP No. 05459T10-1              SCHEDULE 13G                Page 4 of 12


 1   Name of Reporting Person                             PAUL H. STEPHENS

     IRS Identification No. of Above Person

 2   Check the Appropriate Box if a member of a Group              (a) [ ]

                                                                   (b) [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of Organization                    UNITED STATES

   NUMBER OF       5    Sole Voting Power                        2,756,500
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                   2,756,500
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9   Aggregate Amount Beneficially Owned by Each Reporting       2,756,500
     Person

 10  Check Box if the Aggregate Amount in Row (9) Excludes             [ ]
     Certain Shares

 11  Percent of Class Represented by Amount in Row 9                 12.2%

 12  Type of Reporting Person                                        IN/HC

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CUSIP No. 05459T10-1              SCHEDULE 13G                Page 5 of 12


 1   Name of Reporting Person                         P. BARTLETT STEPHENS

     IRS Identification No. of Above Person

 2   Check the Appropriate Box if a member of a Group              (a) [ ]

                                                                   (b) [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of Organization                    UNITED STATES

   NUMBER OF       5    Sole Voting Power                        2,756,500
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                   2,756,500
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9   Aggregate Amount Beneficially Owned by Each Reporting       2,756,500
     Person

 10  Check Box if the Aggregate Amount in Row (9) Excludes             [ ]
     Certain Shares

 11  Percent of Class Represented by Amount in Row 9                 12.2%

 12  Type of Reporting Person                                        IN/HC

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
CUSIP No. 05459T10-1              SCHEDULE 13G                Page 6 of 12


 1   Name of Reporting Person                         W. BRADFORD STEPHENS

     IRS Identification No. of Above Person

 2   Check the Appropriate Box if a member of a Group              (a) [ ]

                                                                   (b) [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of Organization                    UNITED STATES

   NUMBER OF       5    Sole Voting Power                        2,756,500
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                   2,756,500
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9   Aggregate Amount Beneficially Owned by Each Reporting       2,756,500
     Person

 10  Check Box if the Aggregate Amount in Row (9) Excludes             [ ]
     Certain Shares

 11  Percent of Class Represented by Amount in Row 9                 12.2%

 12  Type of Reporting Person                                        IN/HC

CUSIP No. 05459T10-1              SCHEDULE 13G                Page 7 of 12


Item 1(a).  Name of Issuer:

        Axesstel, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

        6815 Flanders Drive, Suite 210
        San Diego, CA  92121

Item 2(a).  Names of Persons Filing:

        Stephens Investment Management, LLC ("SIM")

        Nanocap Qualified Fund, L.P. ("Nanocap")

        Paul H. Stephens ("Paul Stephens")

        P. Bartlett Stephens ("Bart Stephens")

        W. Bradford Stephens ("Brad Stephens")

Item 2(b).  Address of Principal Business Office or, if none, Residence:

        The principal business address of each reporting person is One Sansome Street, Suite 2900, San Francisco, CA 94104.

Item 2(c).  Citizenship:

        Reference is made to Item 4 of pages 2-6 of this Schedule 13G (this "Schedule"), which Items are incorporated by reference herein.

Item 2(d).  Title of Class of Securities:

        Common Stock, $.0001 par value per share

Item 2(e).  CUSIP Number:

        05459T10-1

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

         (b)  [ ] Bank as defined in section 3(a)(6) of the Act
              (15 U.S.C. 78c);

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

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CUSIP No. 05459T10-1              SCHEDULE 13G                Page 8 of 12


         (e)  [x]<F1> An investment adviser in accordance with
              Section 240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g) [x] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [ ] Group, in accordance with Section 240.13d-1
              (b)(1)(ii)(J).

Item 4.  Ownership.

        Reference is hereby made to Items 5-9 and 11 of pages 2-7 of this Schedule, which Items are incorporated by reference herein.

        SIM, as general partner and investment manager of Nanocap and other client accounts, may be deemed to have the power to direct the voting or disposition of the Issuer's common stock held by Nanocap or or any such other accounts. Therefore, SIM, as Nanocap's and those other accounts' general partner and investment manager, and Paul Stephens, Brad Stephens and Bart Stephens, as managing members and owners of SIM, may be deemed to beneficially own the common stock owned by Nanocap and such other accounts, in that they may be deemed to have the power to direct the voting or disposition of that common stock.

        Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that SIM, Paul Stephens, Brad Stephens or Bart Stephens is, for any purpose, the beneficial owner of any securities to which this Schedule relates, and each of SIM, Paul Stephens, Brad Stephens and Bart Stephens disclaims beneficial ownership as to those securities, except to the extent of his or its pecuniary interests therein. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of the other individual general partners, directors, executive officers, and members of SIM is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

Item 5.  Ownership of Five Percent or Less of a Class.

        Not applicable.

<F1>  Stephens is an SEC-registered investment advisor.

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CUSIP No. 05459T10-1              SCHEDULE 13G                Page 9 of 12


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

        SIM serves as general partner and investment manager to certain client accounts, in addition to Nanocap, that have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Issuer's common stock. Other than as reported in this Schedule, no individual client's holdings exceed five percent of that common stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        Not applicable.

Item 8.  Identification and Classification of Members of the Group.

        Not applicable.

Item 9.  Notice of Dissolution of Group.

        Not applicable.

Item 10.  Certifications.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Signature

        After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  June 20, 2006            STEPHENS INVESTMENT MANAGEMENT, LLC


                                 By:  /s/ W. Bradford Stephens
                                    --------------------------
                                    W. Bradford Stephens
                                    Its Managing Member




                                 /s/ Paul H. Stephens
                                 -----------------------------
                                 Paul H. Stephens



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CUSIP No. 05459T10-1              SCHEDULE 13G               Page 10 of 12


                                 /s/ W. Bradford Stephens
                                 -----------------------------
                                 W. Bradford Stephens



                                 /s/ P. Bartlett Stephens
                                 -----------------------------
                                 P. Bartlett Stephens

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Signature

        After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  June 20, 2006            NANOCAP QUALIFIED FUND, L.P.

                                 By:  STEPHENS INVESTMENT
                                      MANAGEMENT, LLC
                                 Its:  General Partner


                                 By:  /s/ W. Bradford Stephens
                                    --------------------------
                                    W. Bradford Stephens
                                    Its Managing Member


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CUSIP No. 05459T10-1              SCHEDULE 13G               Page 11 of 12


                                 EXHIBIT INDEX

        Exhibit A           Joint Filing Undertaking               Page 12




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CUSIP No. 05459T10-1              SCHEDULE 13G               Page 12 of 12


                                   EXHIBIT A

                            JOINT FILING UNDERTAKING

        The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.


Dated:  June 20, 2006            STEPHENS INVESTMENT MANAGEMENT, LLC


                                 By:  /s/ W. Bradford Stephens
                                    --------------------------
                                    W. Bradford Stephens
                                    Its Managing Member


                                 NANOCAP QUALIFIED FUND, L.P.

                                 By:  STEPHENS INVESTMENT
                                      MANAGEMENT, LLC
                                 Its:  General Partner


                                 By:  /s/ W. Bradford Stephens
                                    --------------------------
                                    W. Bradford Stephens
                                    Its Managing Member


                                 /s/ Paul H. Stephens
                                 -----------------------------
                                 Paul H. Stephens



                                 /s/ W. Bradford Stephens
                                 -----------------------------
                                 W. Bradford Stephens



                                 /s/ P. Bartlett Stephens
                                 -----------------------------
                                 P. Bartlett Stephens